Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Vitamin Shoppe Industries Inc.
Vitamin Shoppe Mariner, Inc.
VS Hercules, LLC
Vitamin Shoppe Procurement Services, Inc.
Vitapath Canada Limited
Vitamin Shoppe Global, Inc.
FDC Vitamins, LLC
Betancourt Sports Nutrition, LLC